EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Miragen Therapeutics, Inc.:

We consent to the use of our report dated April 27, 2016, (except as to notes 7, 11 and 12, which are as of December 2, 2016 and note 13 which is as of December 22, 2016) with respect to the consolidated balance sheets of Miragen Therapeutics, Inc. as of December 31, 2015 and 2014, and the related consolidated statements of operations, preferred stock and stockholders’ deficit, and cash flows for the years then ended, incorporated by reference herein.

/s/ KPMG LLP

Boulder, Colorado

February 16, 2017